FIRST AMENDMENT TO POST-PETITION CREDIT AGREEMENT

        This First Amendment to Post-Petition Credit Agreement (this “Agreement”) is entered into this 31st day of October, 2002 by and among OWENS CORNING, a Delaware corporation (the “Company”), as Borrower Representative on behalf of the Borrowers under the Credit Agreement defined below, BANK OF AMERICA, N.A., as the Agent under the Credit Agreement defined below, and the other Lenders signatory hereto.

W I T N E S S E T H:

        WHEREAS, the Borrowers, the Agent and the Lenders are parties to that certain Post-Petition Credit Agreement dated as of December 8, 2000 (as heretofore amended, the “Credit Agreement”);

        WHEREAS, the Borrowers have requested that the Agent and the Lenders amend the Credit Agreement to, among other things, extend the Stated Termination Date from November 15, 2002 to November 15, 2004 and reduce the Maximum Revolver Amount from $500,000,000 to $250,000,000, upon the terms and subject to the conditions set forth herein.

        NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and in the Credit Agreement, the parties agree as follows:

        Section 1          Definitions. Capitalized terms used herein without definition and defined in the Credit Agreement are used herein as defined therein.

        Section 2           Amendments to Credit Agreement. Subject to the effectiveness of this Agreement pursuant to Section 3 hereof, the Credit Agreement is hereby amended as follows:

        2.1           Section 1.1 of the Credit Agreement is hereby amended by deleting “$500,000,000” and replacing it with “$250,000,000.”

        2.2           Section 3.2 of the Credit Agreement is hereby amended by deleting “$300,000,000” from the second paragraph thereof and replacing it with “$200,000,000” and deleting “$50,000,000” from each place it appears in the second paragraph thereof and replacing it with “$25,000,000.”

        2.3           Section 5.2(a) of the Credit Agreement is hereby amended by deleting “Arthur Andersen LLP” and replacing it with “PricewaterhouseCoopers, LLP.”

        2.4           Section 6.5(a) of the Credit Agreement is hereby amended by deleting “Arthur Andersen LLP” and replacing it with “PricewaterhouseCoopers, LLP.”

7.8 Mergers, Consolidations or Sales. No Borrower shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing (or apply to the Bankruptcy Court for authority to do so without the Agent’s prior written consent, provided that any application consented to by the Agent shall be abandoned and withdrawn at the request of the Agent or if the consent of the Lenders required hereunder to the taking of the action(s) to which such application relates is not obtained), except (i) for sales of Inventory in the ordinary course of its business, (ii) for sales or other dispositions of property in the ordinary course of business that are surplus, worn out, obsolete or no longer useable by any Borrower, (iii) for any merger or consolidation of any Borrower with any other Borrower, (iv) for any transfer, sale, assignment, lease or other disposition of all or any part of its assets (upon voluntary liquidation or otherwise) by any Borrower to any other Borrower; (v) the sale or compromise of past due accounts receivable in connection with the collection thereof in the ordinary course of business; (vi) leases or subleases (or assignments of leases or subleases) of fixed assets or licenses or sublicenses (or assignments of licenses or sublicenses) of intangibles, in either case in the ordinary course of business; (vii) dispositions of Cash Equivalents (and, in the case of the Fibreboard Settlement Trust, dispositions of Investments by the Fibreboard Settlement Trust) in the ordinary course of business at fair market value and on commercially reasonable terms; (viii) the making of Investments which are not Restricted Investments, if making such Investments would otherwise be deemed a sale or other disposition subject to this Section 7.8, and (ix) sales or other dispositions of any asset not otherwise permitted under this Section 7.8 having a book value at the time of disposition that represents a percentage of the consolidated assets of the Company and its consolidated Subsidiaries at such time that, when added together with all of the like percentages at the respective times of disposition represented by the book values of all other assets disposed of by the Company and its Subsidiaries since the Closing Date does not exceed 10%, except that any asset leased by the Company or any such Subsidiary shall cease to be deemed to have been disposed of for the purposes of this Section at such time, if any, as such asset shall cease to be subject to such lease and shall again be owned by the Company or any such Subsidiary free of any leasehold interest or other Lien, except a Lien permitted under Section 7.17; provided that any sale or other disposition permitted under this clause (ix) shall not include any Accounts or Inventory of any Borrower unless (1) no Default or Event of Default has occurred and is continuing or would result therefrom, (2) such sale or other disposition is of a business unit of such Borrower, (3) prior to such sale or other disposition, an updated Borrowing Base Certificate is delivered by the Borrower Representative to the Agent giving effect to such sale or other disposition and (4) either (A) after giving effect to such sale or disposition, either Availability is at least $150,000,000 or Borrowing Base Availability is at least $250,000,000 or (B) in the case of any sale or disposition which does not satisfy the requirements of Clause (A), the aggregate book value of all Accounts and Inventory included in any such sale or disposition, or series of related sales and dispositions, does not exceed $10,000,000, provided, that the aggregate book value of all Accounts and Inventory included in sales and other dispositions following the Closing Date and permitted under this clause (B) shall not exceed $50,000,000.

        2.6           Section 7.21 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.21 Consolidated EBIDTA. The Company and its consolidated Subsidiaries shall have Consolidated EBITDA of not less than the following amounts measured as of the last day of each fiscal quarter for the following respective periods:

Period	Consolidated EBITDA

October 1, 2000 through December 31, 2000	$ 90,000,000

October 1, 2000 through March 31, 2001	$170,000,000

October 1, 2000 through June 30, 2001	$270,000,000

October 1, 2000 through September 30, 2001	$385,000,000

Fiscal Year ending December 31, 2001	$400,000,000

Trailing four fiscal quarters ending on the last day of	$410,000,000
each fiscal quarter commencing March 31, 2002 and ending
December 31, 2003

Trailing four fiscal quarters ending March 31, 2004	$425,000,000

Trailing four fiscal quarters ending June 30, 2004	$450,000,000

Trailing four fiscal quarters ending September 30, 2004	$475,000,000
and on the last day of each fiscal quarter thereafter

        2.7           Section 8.2(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

No order shall have been entered or sought by any Borrower in any of the Bankruptcy Cases, (i) for the appointment of a trustee or receiver (except for a trustee with the sole power to investigate and/or pursue avoidance actions on behalf of the Borrowers under chapter 5 of the Bankruptcy Code), (ii) to convert any Bankruptcy Case from a proceeding under chapter 11 of the Bankruptcy Code to a proceeding under chapter 7 of the Bankruptcy Code, or (iii) to dismiss any Bankruptcy Case.

        2.8           Section 9.1(k) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

           (k) any of the Bankruptcy Cases shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or any Borrower shall file an application for an order dismissing any of the Bankruptcy Cases or converting any of the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code shall be appointed in any of the Bankruptcy Cases (except for a trustee with the sole power to investigate and/or pursue avoidance actions on behalf of the Borrowers under chapter 5 of the Bankruptcy Code); or an application shall be filed by any Borrower for the approval of any other Superpriority Administrative Claim (other than the Carve-Out) in any Bankruptcy Case which is pari passu with or senior to the claims of the Agent and the Lenders against the Borrowers, or there shall arise any such pari passu or senior Superpriority Administrative Claim, or the Final Order shall be stayed, modified, amended, reversed, rescinded or vacated without the written consent of Agent;

        2.9           Section 9.1(m) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

           (m) an order of the Bankruptcy Court shall be entered in any of the Bankruptcy Cases appointing an examiner with enlarged powers relating to the operation of any Borrower’s business under Section 1106(b) of the Bankruptcy Code or any Borrower shall file an application for such an order; provided, however, that it shall not be an Event of Default hereunder if (a) any examiner is appointed under Section 1106(b) of the Bankruptcy Code with the sole power to investigate and/or pursue avoidance actions on behalf of one or more of the Borrowers, and/or (b) any Borrower files an application seeking the appointment of an examiner for the sole purpose(s) of investigating and/or pursuing avoidance actions on behalf of one or more of the Borrowers;

        2.10           Annex A to the Credit Agreement is hereby amended by deleting the definition of “Letter of Credit Subfacility” and replacing it with the following:

                          “Letter of Credit Subfacility” means an amount equal to the Maximum Revolver Amount.

        2.11           Annex A to the Credit Agreement is hereby amended by deleting the definition of “Maximum Inventory Loan Amount” and replacing it with the following:

                          “Maximum Inventory Loan Amount” means an amount equal to the Maximum Revolver Amount.

        2.12           Annex A to the Credit Agreement is hereby amended by deleting the definition of “Maximum Revolver Amount” and replacing it with the following:

“Maximum Revolver Amount” means $250,000,000, as such amount may be reduced from time to time in accordance with the provisions of Section 3.2.

        2.13           Annex A to the Credit Agreement is hereby amended by deleting the definition of “Material Adverse Effect” and replacing it with the following:

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of the Borrowers taken as a whole; (b) a material impairment of the Borrowers’ ability, taken as a whole, to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement or any other Loan Document; (c) a material adverse effect upon the Agent’s or any Lender’s rights and remedies under this Agreement or any other Loan Agreement; or (d) a material impairment of the validity, extent or priority of the Superpriority Administrative Claim of the Agent and the Lenders in respect of the Obligations. For purposes hereof, (i) the filing of the Bankruptcy Cases on the Filing Date and the existence of pre-petition claims and of defaults under such pre-petition claims shall not be deemed to constitute a Material Adverse Effect, and (ii) (A) the first $390,000,000 of any Unfunded Pension Liability at any time of determination thereof, (B) the first $240,000,000 of any pension contributions made in the 2003 Fiscal Year, and (C) the first $150,000,000 of any pension contributions made in the 2004 Fiscal Year, shall be excluded in the determination of a Material Adverse Effect.

        2.14           Annex A to the Credit Agreement is hereby amended by deleting the definition of “Restricted Investment” and replacing it with the following:

“Restricted Investment” means, as to any Borrower, any acquisition of property by such Person in exchange for cash or other property, whether in the form of an acquisition of stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, including in connection with the organization, creation or acquisition of any Subsidiary (each an “Investment”), except the following: (a) acquisitions of Equipment and other capital assets in the ordinary course of business of such Person; (b) acquisitions of Inventory in the ordinary course of business of such Person; (c) acquisitions of current assets acquired in the ordinary course of business of such Person; (d) Investments in Cash Equivalents; (e) Investments by any Borrower in any other Borrower, (f) extensions of trade credit and prepaid expenses made in the ordinary course of business, (g) (i) loans to officers of any Borrower in the ordinary course of business, (ii) loans and advances to employees of any Borrower for travel, entertainment and relocation expenses in the ordinary course of business and (iii) loans by any Borrower to employees in connection with management incentive plans, provided that the aggregate outstanding principal amount of all such loans and advances made pursuant to this clause (g) shall not exceed $5,000,000 at any time; (h) Investments outstanding on the Closing Date and listed on Schedule A-1, (i) Investments not otherwise permitted hereunder by any Borrower in any Other Subsidiary, provided that after giving effect to such Investments, the aggregate then outstanding amount of all such Investments made pursuant to this clause (i) subsequent to the Closing Date shall not exceed $50,000,000, provided, further, that the conversion of any Debt owed to any Borrower by any Other Subsidiary into equity of such Other Subsidiary shall not constitute an additional Investment in such Other Subsidiary by any Borrower for purposes of the limitation contained in the immediately proceeding provision, (j) Investments received in connection with the collection of Accounts in the ordinary course of business, (k) Investments received as consideration in connection with any asset sale or other disposition of assets permitted hereunder, (l) loans and advances to suppliers in the ordinary course of business consistent with past practice but in any event not in excess of an outstanding principal amount of $20,000,000 at any time, (m) Investments made by the Fibreboard Settlement Trust in accordance with the terms of the Fibreboard Settlement Trust, (n) other Investments not otherwise permitted hereunder constituting proceeds of sales or other dispositions of assets permitted under clauses (ii) and (x) of Section 7.8, provided that, after giving effect thereto, the aggregate amount of all such Investments made at any time after the Closing Date by all Borrowers under this clause (n) shall not exceed $60,000,000 and (o) other Investments not otherwise permitted hereunder made by any Borrower, provided that, after giving effect thereto, the aggregate amount of all such Investments made at any time after the Closing Date by all Borrowers under this clause (o) shall not exceed $120,000,000.

        2.15           Annex A to the Credit Agreement is hereby amended by deleting the definition of “Stated Termination Date” and replacing it with the following:

                          “Stated Termination Date” means November 15, 2004.

        2.16           Annex A to the Credit Agreement is hereby amended by deleting the definition of “Unused Letter of Credit Subfacility” and replacing it with the following:

“Unused Letter of Credit Subfacility” means an amount equal to the Maximum Revolver Amount minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

        2.17           Schedule 1.1 to the Credit Agreement is hereby deleted in its entirety and replaced with the Schedule 1.1 attached hereto as Exhibit A.

        Section 3           Effectiveness     This Agreement shall become effective at the time that all of the following conditions precedent have been met as determined by the Agent in its sole discretion (and certified by Agent to Borrowers in writing):

        3.1           Agreement. Executed signature pages for this Agreement signed by the Agent, the Lenders and the Borrower Representative shall have been delivered to the Agent.

        3.2           Notes. Executed Amended and Restated Notes signed by all of the Borrowers in favor of such Lender shall have been delivered to the Agent.

        3.3           Representations. The representations and warranties contained herein shall be true and correct in all respects, and, before and after giving effect to this Agreement, no Event of Default or Default shall exist on the date hereof.

        3.4           Court Approval. The Bankruptcy Court shall have entered a First Amended Final Order approving the Credit Agreement as amended hereby in the form attached hereto as Exhibit B (the “First Amended Final Order”).

        3.5           Amendment Fee. The Borrowers shall have paid to Agent, for the benefit of Lenders, an amendment fee of $375,000.

        Section 4           Representations and Warranties of the Borrowers. To induce the Agent and the Lenders to execute and deliver this Agreement, the Borrower Representative, on behalf of the Borrowers, represents and warrants that:

        4.1           The execution, delivery and performance by the Borrower Representative of this Agreement has been duly authorized and this Agreement constitutes the legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms and the terms of the First Amended Final Order.

        4.2           No Default or Event of Default has occurred and is continuing as of the date hereof.

        4.3           Neither the execution, delivery or performance of this Agreement does or shall contravene, result in a breach of, or violate (i) any provision of any Borrower’s corporate charter or bylaws or other governing documents, (ii) any material law or regulation, or any order or decree of any court or government instrumentality, including without limitation the First Amended Final Order or (iii) any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Borrower is a party or by which any Borrower or any of its property is bound.

        Section 5           Miscellaneous

        5.1           Reaffirmation. Except as expressly set forth herein, this Agreement shall not be deemed to waive or modify any provision of the Credit Agreement or any other Loan Document, and the Credit Agreement and other Loan Documents are hereby reaffirmed.

        5.2           Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Agent, the Lenders and the Borrowers and their respective successors and assigns.

        5.3           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

        5.4           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED UNDER AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS, AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS.

        5.5           No Waiver. No waiver, and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party purportedly making such waiver.

        5.6           Counterparts. This Agreement may be delivered by facsimile and executed in one or more counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which counterparts taken together shall constitute but one and the same Agreement.

        5.7           Titles. Paragraph and subparagraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

        5.8           Acknowledgment. The Borrower Representative, on behalf of the Borrowers, affirms and acknowledges that this Agreement constitutes a Loan Document under the Credit Agreement and any reference to the Loan Documents under the Credit Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise specify.

[signature pages follow]

           IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

                                          OWENS CORNING, as Borrower Representative

By: ___________________________________________________________
Title: ___________________________________________________________

                                          BANK OF AMERICA, N.A., as Agent

By: ___________________________________________________________
Title: ___________________________________________________________

                                          BANK OF AMERICA, N.A., as a Lender

By: ___________________________________________________________
Title: ___________________________________________________________

EXHIBIT A

Amended Schedule 1.1

SCHEDULE 1.1

COMMITMENTS

Lender	Revolving Loan	Pro Rata Share
	Commitment	(3 decimals)

Bank of America, N.A	$ 250,000,000	100%

EXHIBIT B

First Amended Final Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
OWENS CORNING,	)
a Delaware corporation, et al.,	)	Case No. 00-3837
)
Debtors	)	Jointly Administered

FIRST AMENDED FINAL ORDER AUTHORIZING POST-PETITION
FINANCING ON A SUPERPRIORITY ADMINISTRATIVE
CLAIM BASIS PURSUANT TO 11 U.S.C. §§ 364 (c) (1) AND
GRANTING RELIEF FROM THE AUTOMATIC STAY PURSUANT TO 11 U.S.C. § 362

        Upon the motion (the “Motion”) dated October 10, 2002 of Owens Corning, CDC Corporation, Engineered Yarns America, Inc., Falcon Foam Corporation, Integrex, Fibreboard Corporation, Integrex Ventures LLC, Exterior Systems, Inc., Integrex Professional Services LLC, Integrex Supply Chain Solutions LLC, Integrex Testing Systems LLC, Homexperts LLC, Owens-Corning Fiberglass Technology Inc., Owens Corning HT, Inc., Owens-Corning Overseas Holdings, Inc., Owens Corning Remodeling Systems, LLC, and Soltech, Inc., debtors and debtors in possession herein (collectively, the “Debtors” or “Borrowers”), (a) seeking this Court’s authorization pursuant to section 364(c)(1) of the Bankruptcy Code as well as the other sections of the Bankruptcy Code referred to herein, 11 U. S. C. §§ 101-1330 (the “Bankruptcy Code”), and Rules 2002, 4001(c) and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), for the Debtors, inter alia, (i) to amend their existing Post-Petition Financing (as defined below) to, among other things, extend the term thereof and reduce the commitment from up to $500,000,000 to up to $250,000,000 (the “Commitment”), including revolving loans and letters of credit (“Letters of Credit”) pursuant to the First Amendment to Post-Petition Credit Agreement attached hereto as Appendix A (the “First Amendment”); (ii) to continue to obtain post-petition financing (the “Post-Petition Financing”) pursuant to an agreement (a copy of which, excluding the schedules, is attached to the Original Order (as hereinafter defined) as Appendix A and incorporated herein by reference) among Borrowers, Bank of America, N.A. (“BofA”) and any additional financial institutions which are or become parties to the Post-Petition Credit Agreement dated as of December 8, 2000, as lenders (the “Lenders”), BofA, as the Lenders’ agent (the “Agent”), and for the Debtors to execute the First Amendment, which, among other things, extends the term of the agreement as a post-petition credit agreement with respect to the Post-Petition Financing contemplated hereby (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement;” terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement); and for the Debtors to execute all ancillary documents contemplated by the Credit Agreement and the First Amendment, including, without limitation, revolving loan promissory notes to the extent set forth in the Credit Agreement (the “Notes,” and the Credit Agreement, and all ancillary documents at any time executed in connection therewith, collectively, the “Loan Documents”); and (iii) to grant the Agent and the Lenders a superpriority administrative claim with respect to the Obligations over any and all administrative expenses of the kinds specified in, or arising or ordered under any sections of the Bankruptcy Code, including, without limitation, 503(b), 105, 326, 328, 330, 331, 506(c), 507(a), 507(b), 546(c), 726 or 1112 of the Bankruptcy Code; and (b) requesting that a final hearing (the “Final Hearing”) be scheduled by the Court to consider entry of a first amended final order (this “Order”) authorizing the Post-Petition Financing on a final basis; and due and proper notice of the Motion pursuant to Bankruptcy Rule 4001 having been given; and the Final Hearing on the Motion having been held before this Court; and upon the entire record made at the Final Hearing, and this Court having found good and sufficient cause appearing therefor;

        THE COURT HEREBY FINDS AND CONCLUDES that:

        A.     On October 5, 2000 (the “Petition Date”), the Debtors each filed a voluntary petition for relief with this Court under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”). The Debtors are continuing in possession of their property, and operating and managing their businesses, as debtors in possession, pursuant to sections 1107 and 1108 of the Bankruptcy Code.

        B.     This Court has jurisdiction over the Chapter 11 Cases and the Motion pursuant to 28 U.S.C. §§ 157(b) and 1334. The Motion presents a core proceeding as defined in 28 U.S.C. § 157(b)(2).

        C.     The ability of the Debtors to pay employees, maintain business relationships with vendors and suppliers, purchase new inventory, ship and distribute materials throughout the manufacturing process, and otherwise finance their operations is essential to the Debtors’ continued viability. The preservation, maintenance and enhancement of the going concern value of the Debtors, as well as the protection of the interests of others as described herein, are of the utmost significance and importance to a successful reorganization of the Debtors under chapter 11 of the Bankruptcy Code.

        D.     Given the Debtors’ current financial condition and capital structure, financing on a post-petition basis is not available without the Debtors’ granting, pursuant to section 364(c)(1) of the Bankruptcy Code, claims having priority over any and all post-petition claims and administrative expenses of the kinds specified in, or ordered or arising under any sections of the Bankruptcy Code, including, without limitation, 503(b), 105, 326, 328, 330, 331, 506(c), 507(a), 507(b), 546(c), 726 or 1112 of the Bankruptcy Code, whether or not such claims or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment.

        E.     Notice of the Final Hearing and the relief requested in the Motion has been given to each of the parties listed on Appendix B hereto. Based upon all of the foregoing, sufficient and adequate notice under the circumstances of the Final Hearing and the relief requested in the Motion has been given and the Final Hearing has been held pursuant to sections 102(l) and 364(c) of the Bankruptcy Code, Bankruptcy Rules 2002 and 4001(c).

        F.     The terms of the Post-Petition Financing appear to be fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duty and are supported by reasonably equivalent value and fair consideration. The Post-Petition Financing has been negotiated in good faith and at arms-length between the Debtors and the Lenders, and any credit extended and loans made to the Debtors (“Loans”) and Letters of Credit issued for the account of the Debtors pursuant to the Credit Agreement shall be deemed to have been extended, issued or made, as the case may be, in good faith as required by, and within the meaning of section 364(e) of the Bankruptcy Code and the Lenders are entitled to the protections of section 364(e) of the Bankruptcy Code.

        G.     This Court concludes that entry of this Order is in the best interests of the Debtors’ estates and creditors because its implementation, among other things, will allow for the availability to the Debtors of working capital which is necessary to support and sustain the operations of the Debtors’ existing businesses and enhance the Debtors’ prospects for successful reorganizations.

        H.     On November 17, 2000, this Court entered a Final Order Authorizing Post-Petition Financing on a Superpriority Administrative Claim Basis Pursuant to 11 U.S.C. §364(c)(1) and Granting Relief From the Automatic Stay Pursuant to 11 U.S.C. §362 (the “Original Order”).

        I.     Each of the foregoing findings by the Court will be deemed a finding of fact if and to the full extent that it makes and contains factual findings and a conclusion of law if and to the full extent that it makes legal conclusions.

                Based upon the foregoing findings and conclusions, and upon the record made before this Court at the Preliminary Hearing and the Final Hearing, and good and sufficient cause appearing therefor,

        IT IS HEREBY ORDERED that:

        1.     The Motion is granted, subject to the terms and conditions set forth in this Order.

        2.     The Debtors are each expressly authorized, empowered and directed to execute and deliver to the Lenders the Credit Agreement, the Notes (to the extent requested by the Lenders pursuant to the Loan Documents), the First Amendment and any other document of any kind required to be executed and delivered in connection therewith. The Debtors are each hereby authorized, obligated and directed to comply with and perform, and shall be bound by, all of the terms, conditions and waivers contained in the Loan Documents, and the Debtors are each authorized, obligated and directed to repay amounts borrowed, with interest and any other allowed charges, to the Lenders in accordance with and subject to the terms and conditions set forth in the Loan Documents and this Order. No obligation, payment or transfer under the Loan Documents shall be stayed, restrained, voidable, avoidable or recoverable under the Bankruptcy Code or under any applicable State Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar federal or state statute or common law unless such obligation, payment or transfer was incurred or made with actual intent to hinder, delay or defraud creditors. The provisions of the foregoing sentence shall not limit any rights of the Debtors arising from a default by Lenders under the Credit Agreement. The Debtors are hereby further authorized, obligated and directed to pay all facility, commitment, amendment and other fees and expenses, including, without limitation, all reasonable fees and expenses of professionals engaged by the Agent or any Lender to the extent required under the Credit Agreement and/or the First Amendment. All loans made under the Credit Agreement and interest thereon, together with all reimbursement and other obligations in respect of letters of credit issued under the Credit Agreement, and all fees, costs, expenses, indebtedness, obligations and liabilities of the Debtors to the Agent and the Lenders under or in respect of the Loan Documents and this Order are referred to herein as the “Obligations.”

        3.     The Debtors are hereby expressly authorized to borrow from the Lenders, on the terms and subject to the conditions and limitations set forth in the Loan Documents and this Order, up to $250,000,000 (inclusive of Letters of Credit). The Debtors are authorized to use the proceeds of the Loans, and to request the issuance of Letters of Credit under the Credit Agreement, for the purposes permitted under the Credit Agreement. Notwithstanding anything herein to the contrary, no Loans, Letters of Credit, or related cash or any portion of the carve-out amount provided for in paragraph 5(c) below may be used to object to or contest in any manner, or raise any defenses to, the validity, priority or enforceability of the Obligations owing to the Lenders or Agent, or the claims or rights in favor of the Lenders or Agent securing such Obligations, or to assert any claims or causes of action against the Lenders or Agent in their capacity as lenders or agents under the Post-Petition Financing.

        4.     Notwithstanding any term to the contrary herein, in accordance with section 364(c)(1) of the Bankruptcy Code, the Obligations shall constitute allowed claims (sometimes referred to as the “Superpriority Administrative Claims”) with priority in payment from the Debtors’ assets, whether now existing or hereafter acquired, over any and all unsecured prepetition claims, all post-petition claims and all administrative expenses of the kinds specified in, or arising or ordered under any sections of the Bankruptcy Code, including, without limitation, sections 503(b), 105, 326, 328, 330, 331, 506(c), 507(a), 507(b), 546(c), 726 and 1112 of the Bankruptcy Code, whether or not such claims or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment, and the Superpriority Administrative Claims shall at all times be senior to the rights of the Debtors, any Chapter 11 trustee, any Chapter 7 trustee, or any other creditor (including, without limitation, post-petition vendors and other post-petition creditors) in the Chapter 11 Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any Chapter 7 cases if any of the Debtors’ cases are converted to cases under Chapter 7 of the Bankruptcy Code, subject only to the Carve-Out, valid and unavoidable allowed liens or security interests to the extent and in the amounts existing as of the commencement of the Chapter 11 Cases and liens permitted under Section 7.17 of the Credit Agreement. No cost or expense of administration arising under sections 105, 364(c)(1), 503(b), 506(c), 507(b) of the Bankruptcy Code, any other section of the Bankruptcy Code, or pursuant to any other order of this Court (whether entered prior to, on, or after the date hereof), shall be senior to, equal to, or pari passu with, the Superpriority Administrative Claim of the Lenders arising out of the Obligations, whether or not such claims or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment (subject only to the Carve-Out). As long as no unwaived Event of Default under the Credit Agreement has occurred (each a “Carve-Out Event”), the Debtors shall be permitted to pay compensation and reimbursement of expenses incurred prior to a Carve-Out Event authorized to be paid under sections 330 and 331 of the Bankruptcy Code or otherwise pursuant to an order of the Bankruptcy Court, as the same may be due and payable, and such payments shall not reduce the Carve-Out.

        5.     Notwithstanding any contrary provision of this Order or the Credit Agreement, the Superpriority Administrative Claims granted to the Agent and the Lenders pursuant to the Credit Agreement and this Order shall be subject and subordinate only to (a) valid and unavoidable allowed liens or security interests to the extent and in the amounts existing as of the commencement of the Chapter 11 Cases and liens permitted under Section 7.17 of the Credit Agreement; (b) prior to the occurrence of a Carve-Out Event, unpaid professional fees and disbursements incurred by the professionals retained, pursuant to sections 327 or 1103(a) of the Bankruptcy Code, by the Debtors and any statutory committee appointed in the Chapter 11 Cases, and approved and allowed by this Court pursuant to sections 330 and 331 of the Bankruptcy Code; (c) following the occurrence and during the pendency of a Carve-Out Event, the payment of allowed professional fees and disbursements incurred after the occurrence and during the pendency of a Carve-Out Event by the professionals retained, pursuant to sections 327 or 1103(a) of the Bankruptcy Code, by the Debtors and statutory committees appointed in the Chapter 11 Cases, in an aggregate amount not to exceed $10,000,000; and (d) quarterly fees required to be paid pursuant to 28 U.S.C. § 1930(a)(6) and any fees payable to the Clerk of the Bankruptcy Court and any agent thereof (collectively, clauses (b), (c) and (d), the “Carve-Out”).

        6.     As long as any portion of the Obligations remains unpaid, or any Loan Document remains in effect (in addition to any other Events of Default set forth in the Credit Agreement), it shall constitute an Event of Default if (a) there shall be entered any order dismissing any of the Chapter 11 Cases, appointing a trustee in any of the Chapter 11 Cases (except for a trustee with the sole power to pursue avoidance actions on behalf of the Debtors under chapter 5 of the Bankruptcy Code), or converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, or the Debtors seek any of the foregoing relief; or (b) there shall be entered in any of the Chapter 11 Cases or any subsequent Chapter 7 case any order which authorizes under any section of the Bankruptcy Code, including section 105 or 364 of the Bankruptcy Code, (i) the granting of any post-petition lien or security interest in any property of the Debtors in favor of any person other than the Agent and the Lenders other than liens permitted under Section 7.17 of the Credit Agreement, or (ii) the obtaining of credit or the incurring of indebtedness for borrowed money from any person other than the Agent and the Lenders other than Debt permitted under Section 7.12 of the Credit Agreement, or the Debtors shall seek any of the foregoing relief; unless, in connection with any transaction described in clause (i) or (ii) of this Paragraph 6, such order requires that the Obligations shall first be indefeasibly paid in full in cash (including cash collateralization of all Letters of Credit or the deposit of standby Letters of Credit with Agent for the ratable benefit of the Agent and the Lenders with respect thereto). The Debtors expressly waive any right to request this Court’s approval of any such orders or transactions as described in this paragraph.

        7.     Notwithstanding any terms to the contrary herein, no Chapter 11 case with respect to any Borrower shall be converted to a Chapter 7 case, no Chapter 11 case or Chapter 7 case with respect to any Borrower shall be dismissed, and, except as permitted by Paragraph 6 hereof or Sections 7.8 or 7.17 of the Credit Agreement, no unencumbered assets of any Debtors’ estate shall be encumbered, further encumbered (if already encumbered on the date hereof), divested, abandoned, placed in escrow or trust, or sold (except in the ordinary course of business on usual and customary terms) or otherwise disposed of and no order shall be entered authorizing the Debtors or any of them to obtain credit or borrow money pursuant to Section 364 except for the Obligations, without the Agent’s written consent, unless, in each case, the Obligations shall first be indefeasibly paid in full in cash (including cash collateralization of all Letters of Credit or the deposit of standby Letters of Credit with Agent for the ratable benefit of the Agent and the Lenders with respect thereto). Except as otherwise agreed by the appropriate number of Lenders pursuant to Section 11.1 of the Credit Agreement, no plan shall be confirmed in any of the Chapter 11 Cases unless it provides for the indefeasible payment in full in cash of the Obligations (including cash collateralization of all Letters of Credit or the deposit of standby Letters of Credit with Agent for the ratable benefit of the Agent and the Lenders with respect thereto) on the effective date of such plan. Except as otherwise agreed by the appropriate number of Lenders pursuant to Section 11.1 of the Credit Agreement, until the Obligations are indefeasibly repaid in full in cash (including cash collateralization of all Letters of Credit or the deposit of standby Letters of Credit with Agent for the ratable benefit of the Agent and the Lenders with respect thereto), and notwithstanding any order of dismissal or plan confirmation entered in the Debtors’ bankruptcy cases, the Court shall retain exclusive jurisdiction of the Debtors’ assets to enforce and implement payment of the Superpriority Administrative Claim of the Agent and the Lenders from the assets of the Debtors. Notwithstanding any order of dismissal or plan confirmation entered in the Debtors’ bankruptcy cases, the Court shall also retain exclusive jurisdiction to enforce and implement payment of any Intercompany Superpriority Administrative Claims (as defined below).

        8.     The automatic stay imposed pursuant to section 362(a) of the Bankruptcy Code, and any and all other stays and injunctions which are or may be applicable, shall be and hereby are modified and vacated as to the Lenders and the Agent and all of their rights, remedies and interests so that if an Event of Default (as defined in the Credit Agreement) occurs, consistent with the terms of this Order and the Loan Documents, the Lenders and their Agent shall be entitled to exercise any and all of their rights and remedies. Upon the occurrence of an Event of Default (copies of which default provisions are attached hereto as Appendix C to this Order and incorporated herein by reference), the Agent and the Lenders may, acting pursuant to the Credit Agreement and upon five Business Days written notice to the “Future Representative” (as defined in the Motion), and the Official Committee of Unsecured Creditors and the Official Committee of Asbestos Claimants (the “Committees”) (except as to clause (a) below, for which such notice shall not be required, and except that, contemporaneously with or following such written notice to the Future Representative and the Committees, the Agent may make demand upon Debtor Owens Corning for payment in full of all Obligations on the fifth Business Day following such notice or thereafter, with notice of such demand to be provided contemporaneously to the Future Representative and the Committees), exercise their rights and remedies and take all or any of the following actions without further relief from the automatic stay pursuant to section 362(a) Bankruptcy Code or any other applicable stay or injunction or further order of or application to this Court (provided that the Agent and the Lenders shall not demand payment of the Obligations from any Debtor other than Debtor Owens Corning, nor shall the Agent and the Lenders take any action referred to in clauses (c) and (e) below against any Debtor other than Debtor Owens Corning, unless demand for payment of the Obligations shall have been made upon Debtor Owens Corning and Debtor Owens Corning shall have failed to satisfy the Obligations in full within five Business Days following such demand): (a) terminate the Commitment and thereafter cease to issue Letters of Credit or make Loans to the Debtors; (b) declare the principal of and accrued interest, fees and other liabilities constituting the Obligations to be due and payable; (c) set-off amounts in any of the Debtors’ accounts maintained with a Lender or otherwise enforce rights against any other Collateral in the possession of the Agent or Lenders; (d) charge a default rate of interest as set forth in the Loan Documents; and/or (e) take any other action or exercise any other right or remedy permitted to the Lenders under the Loan Documents, this Order, or by operation of applicable bankruptcy or non-bankruptcy law. The Debtors waive any right to seek relief under the Bankruptcy Code, including, without limitation, under section 105, as a result of changed circumstances or otherwise to the extent any such relief would in any way modify, diminish, restrict or impair the rights or remedies of the Agent or the Lenders set forth in this Order or in the Loan Documents. Agent shall provide notice of any Event of Default to the Future Representative and any counsel to Committees whose retention has been approved by this Court, and any counsel to any other statutory committee appointed in these cases whose retention has been approved by this Court. If any of the Debtors or any other person challenges the occurrence of an Event of Default, any such person’s remedy shall be, and hereby is, limited to requesting a hearing before this Court on five (5) business days’ written notice to Lenders and the Agent on such challenge. In any such hearing, the sole issue before the Court shall be whether an Event of Default has occurred and has not been cured within the times permitted by the Loan Documents. To the extent a Debtor (a “Benefiting Debtor”) directly or indirectly utilizes borrowings giving rise to any of the Obligations (including as a result of intercompany balances incurred after the Petition Date to the extent such balances arise from such borrowings) and such Obligations are repaid by any other Debtor (a “Repaying Debtor”), (a) the Benefiting Debtor shall reimburse the Repaying Debtor for the Benefiting Debtor’s share of such repayment, and (b) pending such reimbursement, the Repaying Debtor shall have a superpriority administrative claim (an “Intercompany Superpriority Administrative Claim”) under section 364(c)(1) of the Bankruptcy Code of the type described in paragraph 4 hereof (subject and subordinate only to indefeasible payment in full of the Obligations, the Carve-Out, valid and unavoidable allowed liens or security interests to the extent and in the amounts existing as of the commencement of the Chapter 11 Cases and liens permitted under Section 7.17 of the Credit Agreement) against the Benefiting Debtor in respect of such rights of reimbursement.

        9.     The Debtors are authorized and directed without further Order of this Court to perform all acts, and execute and comply with the terms of such other documents, instruments and agreements in addition to the Loan Documents, as the Agent or the Lenders may reasonably require, as evidence of and for the protection of the Obligations, or which otherwise may be deemed reasonably necessary by the Agent or the Lenders to effectuate the terms and conditions of this Order and the Loan Documents. The Debtors, the Agent and the Lenders are hereby authorized to implement, in accordance with the terms of the Credit Agreement, any non-material modifications (including, without limitation, any change in the number or composition of the Lenders) of the Credit Agreement without further order of this Court; provided, however, without in any way limiting any rights of the Agent or Lenders hereunder or under the Loan Documents, the Debtors shall give reasonable prior written notice of such modifications to the Future Representative and counsel for the Committees.

        10.     In addition to the rights of access and information afforded the Agent and the Lenders under the Loan Documents, the Debtors shall be required to afford representatives, agents and/or employees of the Agent and the Lenders reasonable access to the Debtors’ premises and their records in accordance with the Loan Documents and shall cooperate, consult with, and provide to such persons all such information that is not subject to a privilege under Federal Rule of Evidence 501 as they may reasonably request, except to the extent disclosing such information would violate a contract binding on the Debtors. The Agent and each Lender shall maintain the confidentiality of all information provided to the Agent and such Lender in the manner and to the extent required by Section 13.17 of the Credit Agreement.

        11.     The Debtors shall be liable for all Obligations.

        12.     Having been found to be extending credit, issuing Letters of Credit and making Loans to the Debtors in good faith, based on the record before this Court, the Agent and the Lenders shall be entitled to the full protection of section 364(e) of the Bankruptcy Code with respect to the Obligations and the claims created, adjudicated or authorized by this Order (including, without limitation, the Superpriority Administrative Claims) in the event that this Order or any finding, adjudication, or authorization contained herein is stayed, vacated, reversed or modified on appeal. Any stay, modification, reversal or vacation of this Order shall not affect the validity of any Obligations of the Debtors to the Agent or the Lenders incurred pursuant to this Order. Notwithstanding any such stay, modification, reversal or vacation, all Loans made and all Letters of Credit issued pursuant to this Order and the Credit Agreement and all Obligations incurred by the Debtors pursuant hereto prior to the effective date of any such stay, modification, reversal or vacation shall be governed in all respects by the original provisions hereof, and the Agent and the Lenders shall be entitled to all the rights, privileges and benefits, including without limitation, the priorities granted herein with respect to all such Obligations.

        13.     The Debtors shall not seek dismissal of any of the Chapter 11 Cases unless, at the time of such dismissal, the Obligations shall have been indefeasibly paid in full in cash (including cash collateralization of all Letters of Credit or the deposit of standby Letters of Credit with Agent for the ratable benefit of the Agent and the Lenders with respect thereto). Without limiting or modifying the terms of any other provisions of this Order, the provisions of this Order and any actions taken pursuant hereto shall survive entry of any order (a) confirming any plan of reorganization in the Chapter 11 Cases (and, to the extent not satisfied in full in cash (including cash collateralization of all Letters of Credit or the deposit of standby Letters of Credit with Agent for the ratable benefit of the Agent and the Lenders with respect thereto), the Obligations shall not be discharged by the entry of any such order, or pursuant to section 1141(d)(4) of the Bankruptcy Code or the plan of reorganization, the Debtors having hereby irrevocably waived such discharge, unless otherwise agreed in writing by the appropriate number of Lenders pursuant to Section 11.1 of the Credit Agreement); (b) converting any of the Chapter 11 Cases to a Chapter 7 case; (c) appointing a trustee in any of the Chapter 11 Cases (except for a trustee with the sole power to pursue avoidance actions on behalf of the Debtors under chapter 5 of the Bankruptcy Code); or (d) dismissing any of the Chapter 11 Cases, and the terms and provisions of this Order as well as the Superpriority Administrative Claims granted pursuant to this Order and the Loan Documents and any Intercompany Superpriority Administrative Claims granted pursuant to this Order shall continue in full force and effect to the fullest extent permitted by law, notwithstanding the entry of such order, and such Superpriority Administrative Claims shall maintain their priority as provided by this Order until all of the Obligations are indefeasibly paid in full in cash (including cash collateralization of all Letters of Credit or the deposit of standby Letters of Credit with Agent for the ratable benefit of the Agent and the Lenders with respect thereto).

        14.     Except as otherwise provided in this Order and Section 552(b) of the Bankruptcy Code, pursuant to Section 552(a) of the Bankruptcy Code, all property acquired by the Debtors after the Petition Date is not and shall not be subject to any lien or security interest resulting from any security agreement entered into by the Debtors prior to the Petition Date, except to the extent that such property constitutes proceeds of encumbered property of the Debtors existing on or before the Petition Date.

        15.     Notwithstanding anything herein to the contrary, as long as any portion of the Obligations remains unpaid, or any Loan Document remains in effect, (a) the creation, perfection or enforcement of any judgment lien, levy or attachment based on any judgment shall be, and hereby is, stayed and enjoined and (b) this Court shall not grant relief from the automatic stay to permit the creation, perfection or enforcement of any judgment lien, levy or attachment based on any judgment, in each case whether or not such judgment arises from or gives rise to a pre-petition or post-petition claim.

        16.     To the full extent permitted by law, the provisions of this Order and the Loan Documents shall be binding upon and inure to the benefit of the Agent, the Lenders, the Debtors, and their respective successors and assigns, including any trustee or other fiduciary hereafter appointed in the Chapter 11 Cases or in subsequent Chapter 7 cases as a legal representative of the Debtors or their estates.

        17.     In the event of any conflict between any term, covenant or condition of this Order and any term, covenant or condition of any Loan Document, the provisions of this Order shall control and govern.

        18.     The Court has and shall retain jurisdiction to enforce this Order according to its terms.

        19.        This Order shall become effective and supercede the Original Order upon the effectiveness of the First Amendment pursuant to Section 3 thereof.

Dated: ___________ __, 2002
            Wilmington, Delaware

ENTER:_____________________________________
UNITED STATES BANKRUPTCY JUDGE

Appendix A

First Amendment to Post-Petition Credit Agreement

Appendix B

Service List

Appendix C

Events of Default

        It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

            (a)        (i) any failure by any Borrower to pay the principal of any of the Loans or to pay any reimbursement obligations relating to Letters of Credit or Credit Supports when due, whether upon demand or otherwise, or (ii) any failure by any Borrower to pay any interest or premium on any of the Loans or any fees or other Obligations or other amount owing hereunder within three (3) Business Days of the applicable due date, whether upon demand or otherwise;

            (b)        any representation or warranty made or deemed made by any Borrower in this Agreement or in any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Borrower or any Other Subsidiary at any time to the Agent or any Lender pursuant to any Loan Document shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

            (c)        (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in Section 7.2 (insofar as such Section relates to any Borrower) or Sections 7.8 through 7.25 (other than Section 7.24); (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2(k) or 5.3(a) and such default shall continue for three (3) Business Days or more; (iii) any default shall occur in the observance or performance of any of the covenants and agreements contained in any of Sections 5.2(a), 5.2(b), 5.2(c), 7.26 or 7.27 for fifteen (15) Business Days or more; or (iv) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document, or any agreement entered into at any time to which any Borrower and the Agent or any Lender are party in respect of any Bank Products, and such default shall continue for thirty (30) days after the earlier of (1) the date upon which written notice of such default is given to the Borrower Representative by the Agent and (2) the date upon which a Responsible Officer becomes aware of such default;

            (d)        any Borrower shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

            (e)        all or any material part of the property of the Borrowers, taken as a whole, shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of any Borrower shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

            (f)        Any Loan Document shall be terminated (other than in accordance with its terms), revoked or declared void or invalid or unenforceable or the validity or enforceability thereof shall be challenged by any Borrower;

            (g)        any loss, theft, damage or destruction of any property of any Borrower or any Other Subsidiary occurs, or any Litigation is commenced against any Borrower (or any change in the facts and circumstances of such Litigation occurs), which would reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

            (h)        there is filed against any Borrower or any Other Subsidiary action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed or stayed within one hundred twenty (120) days, and (ii) would reasonably be expected to result in a Material Adverse Effect;

            (i)        (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or would reasonably be expected to have a Material Adverse Effect; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds an amount that would reasonably be expected to have a Material Adverse Effect; or (iii) any Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount that would reasonably be expected to have a Material Adverse Effect;

            (j)        there occurs a Change of Control;

            (k)        any of the Bankruptcy Cases shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or any Borrower shall file an application for an order dismissing any of the Bankruptcy Cases or converting any of the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code shall be appointed in any of the Bankruptcy Cases (except for a trustee with the sole power to pursue avoidance actions on behalf of the Borrowers under chapter 5 of the Bankruptcy Code); or an application shall be filed by any Borrower for the approval of any other Superpriority Administrative Claim (other than the Carve-Out) in any Bankruptcy Case which is pari passu with or senior to the claims of the Agent and the Lenders against the Borrowers, or there shall arise any such pari passu or senior Superpriority Administrative Claim, or the Final Order shall be stayed, modified, amended, reversed, rescinded or vacated without the written consent of Agent;

            (l)        the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) in any assets of any Borrower; or an order shall be entered by the Bankruptcy Court granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code or from the injunction and stay set forth in the Final Order to permit the creation, perfection or enforcement of any judgment, lien, levy or attachment based on any judgment, whether or not such judgment arises from or gives rise to a pre-petition or post-petition claim; or an order shall be entered by the Bankruptcy Court that is not stayed pending appeal otherwise granting relief from the automatic stay to any creditor of any Borrower (other than the Agent and the Lenders in their capacities as such) with respect to any claim; provided, however, that it shall not be an Event of Default if relief from the automatic stay is lifted solely for the purpose of (i) allowing such creditor to determine the liquidated amount of its claim against any Borrower; (ii) seeking payment from a source other than any of the Borrowers or any of their assets (iii) allowing the Company to prepay up to $10,000,000 of prepetition indebtedness with respect to precious metals synthetic leases between the Company, as lessee, and Gerald Metals, Inc., as lessor, in connection with the Company’s termination of all or a portion of the lessor’s interest in the precious metals subject to such lease; or (iv) allowing the foregoing actions to be taken by the holders of pre-petition claims in an aggregate amount not exceeding $10,000,000 with respect to all such holders.

            (m)        an order of the Bankruptcy Court shall be entered in any of the Bankruptcy Cases appointing an examiner with enlarged powers relating to the operation of any Borrower’s business under Section 1106(b) of the Bankruptcy Code or any Borrower shall file an application for such an order; provided, however, that it shall not be an Event of Default hereunder if (a) any examiner is appointed under Section 1106(b) of the Bankruptcy Code with the sole power to investigate and/or pursue avoidance actions on behalf of one or more of the Borrowers, and/or (b) any Borrower files an application seeking the appointment of an examiner for the sole purpose(s) of investigating and/or pursuing avoidance actions on behalf of one or more of the Borrowers;

            (n)        an order by the Bankruptcy Court shall be entered confirming a Reorganization Plan in any of the Bankruptcy Cases which does not require a provision for termination of the Commitments and indefeasible payment in full in cash of all Obligations of the Borrowers hereunder and under the other Loan Documents (including the cancellation and return of all Letters of Credit or the delivery of Supporting Letters of Credit or Cash Collateral with respect to such Letters of Credit in accordance with Section 1.4(g)) on or before the effective date of such Reorganization Plan;

            (o)        an order by the Bankruptcy Court shall be entered, or the Borrowers shall file an application for an order, dismissing any of the Bankruptcy Cases which does not require a provision for termination of the Commitments and indefeasible payment in full in cash of all Obligations of the Borrowers hereunder and under the other Loan Documents (including the cancellation and return of all Letters of Credit or the delivery of Supporting Letters of Credit or Cash Collateral with respect to such Letters of Credit in accordance with Section 1.4(g)) prior to any such dismissal;

            (p)        an order by the Bankruptcy Court shall be entered in or with respect to any of the Bankruptcy Cases or any Borrower shall file an application for an order with respect to any Bankruptcy Case, in each case without the express prior written consent of Agent, (i) to revoke, reverse, stay, rescind, modify, vacate, supplement or amend the Final Order, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have an administrative priority as to any Borrower equal or superior to the priority of the claims of the Agent and the Lenders in respect of the Obligations (other than the Carve-Out), or (iii) to grant or permit the grant of a Lien on the property of any Borrower (other than Liens permitted under Section 7.17);

            (q)        an application for any of the orders described above shall be made by a Person other than a Borrower and such application is not contested by the applicable Borrower in good faith and the relief requested is granted in an order that is not stayed pending appeal; or

            (r)        any Borrower shall violate or fail to comply with the Final Order.